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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2003

1-800 CONTACTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23633	87-0571643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 E. Wadsworth Park Drive, 3rd Floor, Draper, UT		84020
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (801) 924-9800

N/A
(Former name or former address, if changed since last report.)

Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.

        On June 23, 2003, the Registrant notified the participants of its 1-800 CONTACTS, INC. Retirement and Savings Plan (the "Plan") that the Registrant was changing the third party administrator of the Plan. As a result of this change, plan participants were informed that they temporarily would be unable to direct or diversify investments in their accounts or obtain a distribution from the Plan.

        On July 10, 2003, the Registrant sent the following notice to its directors and executive officers:

  This notice is to inform you that 1-800 CONTACTS, INC. (the "Company") will be changing the third party administrator of the 1-800 CONTACTS, INC. Retirement and Savings Plan.

  As a result of this change, plan participants temporarily will be unable to direct or diversify investments in their accounts or obtain a distribution from the plan. This period, during which plan participants will be unable to exercise these rights otherwise available under the plan, is called a "blackout period." The blackout period for the plan is expected to begin on July 26, 2003 and end on September 7, 2003.

  Recent changes in federal securities laws prohibit the Company's directors and executive officers from conducting any direct or indirect transactions in any shares of the Company's common stock (including restricted stock and the exercise of stock options) during this blackout period. Certain transactions may be made automatically under an individual's pre-existing written plan, but the plan must not be modified during the blackout period or while you were aware of the actual or approximate beginning or ending dates of the blackout period. This limitation on your ability to conduct transactions in the Company's common stock will automatically terminate upon the end of the blackout period.

  If you have any questions regarding this notice, you should contact:

  Lisa Govindji
  1-800 CONTACTS, INC.
  66 East Wadsworth Park Drive, 3rd Floor
  Draper, Utah 84020
  T: (801) 924-9800

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC.
Date: July 10, 2003	By:	/s/ JONATHAN C. COON Name: Jonathan C. Coon Title: President and Chief Executive Officer

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  Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.
SIGNATURES